Exhibit 99.1

Ault Disruptive Technologies Announces Offer of Reverse Redemptions in Connection with Vote to Extend Period to Consummate its Initial Business Combination

Las Vegas, NV – (Business Newswire – February 16, 2024) – Ault Disruptive Technologies Corporation, a special purpose acquisition company (the “Company”), today announced that it will allow those holders of shares of the Company's common stock originally sold as part of the units issued in its initial public offering that elected by 5:00 p.m. Eastern Time on February 13, 2024 to redeem their common stock in connection with the special meeting of stockholders held yesterday at 12:00 p.m. Eastern time (the “Special Meeting”), to reverse their redemption requests by sending a DTC DWAC (Deposit/Withdrawal At Custodian) request to the Company's transfer agent, Continental Stock & Transfer Company by 4:15 p.m. Eastern Time, Tuesday, February 20, 2024.

The Company proposed yesterday at the Special Meeting, to amend the Company's amended and restated certificate of incorporation to extend the date by which the Company must complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving the Company and one or more businesses from February 20, 2024 to December 20, 2024 (the “Extension Amendment Proposal”). The Extension Amendment Proposal was approved.

In connection with the Special Meeting, the Company received requests to redeem 121,695 shares from its public stockholders. The per-share pro rata portion of the trust account on February 15, 2024 was approximately $11.72, excluding any taxes due or paid but not yet reimbursed by the trust. There are 2,942,180 non-redeemed shares remaining at the time of this press release, of which 2,875,000 are held by the Company’s sponsor Ault Disruptive Technologies Company, LLC.

About Ault Disruptive Technologies Corporation

Ault Disruptive Technologies Corporation, a Delaware corporation, is a blank check company incorporated in February 2021 whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

While we may pursue an initial business combination opportunity in any business, industry, sector or geographical location, we intend to focus on opportunities to acquire companies with innovative and emerging technologies, products or services that have the potential to transform major industries and radically impact society. We intend to acquire a target business or businesses with disruptive technologies that our management team believes can achieve mainstream adoption and create opportunities for long-term appreciation in value.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Redemption Contact

Continental Stock & Transfer Company SPAC Redemption Team

spacredemptions@continentalstock.com

Ault Disruptive Technologies Corporation

ir@aultdisruptive.com